UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2014 (December 8, 2014)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 8, 2014, Tenneco Inc. (“Tenneco”) completed a refinancing of its senior credit facility by entering into an amendment and restatement of that facility. The Fourth Amended and Restated Credit Agreement, dated as of December 8, 2014, among Tenneco, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “Amended and Restated Credit Facility”) enhances Tenneco’s financial flexibility by lowering annual interest expense and increasing the size and extending the term of its revolving credit facility and term loan facility. The Amended and Restated Credit Facility remains secured by substantially all of Tenneco’s domestic assets and pledges of 65 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by Tenneco’s material domestic subsidiaries.

The Amended and Restated Credit Facility consists of a $1.2 billion revolving credit facility and a $300 million term loan A facility, which replace Tenneco’s former $850 million revolving credit facility and $213 million term loan A facility. The revolving credit facility and the term loan A facility will each mature on December 8, 2019. The term loan A facility is payable in 20 consecutive quarterly installments, commencing March 31, 2015, with 5% being paid in each of the first two years, 7.5% in the third year, 10% in the fourth year and 72.5% in the final year. The proceeds of the term loan A facility will be used to refinance the loans outstanding under the prior senior credit facility, to pay fees and expenses relating to the refinancing transaction and for general corporate purposes.

Tenneco expects that its annual interest expense will be reduced by approximately $4 million as a result of the Amended and Restated Credit Agreement.

Tenneco will pay LIBOR plus 1.75% on borrowings under the revolving credit facility and the term loan A facility. Tenneco previously paid LIBOR plus 2.50% on borrowings under the revolving credit facility and the term loan A facility. The interest rates payable under the Amended and Restated Credit Facility continue to be subject to change if Tenneco’s consolidated net leverage ratio changes.

Combined annual interest savings related to the Amended and Restated Credit Facility and the refinancing of Tenneco’s 7 3/4 percent Senior Notes due 2018 announced on December 2, 2014 are expected to be approximately $9 million.

Tenneco expects to incur total fees and expenses of approximately $8 million in connection with the amendment and restatement, which fees and expenses will be capitalized and amortized over the term of the credit facility. In addition, Tenneco expects to record approximately $1 million in non-recurring pre-tax charges related to refinancing the senior credit facility in the fourth quarter of 2014, which when combined with the non-recurring pre-tax charges related to refinancing the 7 3/4 percent Senior Notes due 2018 announced on December 2, 2014, will result in Tenneco recording refinancing charges of $13 million in the fourth quarter of 2014 for such transactions.

The Amended and Restated Credit Facility continues to include customary provisions that could require all amounts due thereunder to become due and payable, either automatically or at the option of the lenders, if Tenneco fails to comply with the terms of the Amended and Restated Credit Facility or if other customary events occur. The Amended and Restated Credit Facility does not contain any terms that could accelerate the payment of it or affect pricing under it as a result of a credit rating change.

Copies of the Amended and Restated Credit Facility and the related Amended and Restated Guarantee and Collateral Agreement are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The descriptions and provisions of the Amended and Restated Credit Facility set forth above are summaries only, are not necessarily complete and are qualified in their entirety by reference to the full and complete terms contained in the Amended and Restated Credit Facility, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information under Item 1.01 is incorporated herein by reference.

ITEM 8.01 OTHER EVENTS.

On December 8, 2014, Tenneco Inc. issued a press release announcing the amendment and restatement of its senior credit facility. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

4.1	Fourth Amended and Restated Credit Agreement, dated as of December 8, 2014, among Tenneco Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto

4.2	Guarantee and Collateral Agreement, dated as of December 8, 2014 (amending and restating the Guarantee and Collateral Agreement dated as of March 22, 2012, as previously amended and amended and restated), among Tenneco Inc., various of its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Press release dated December 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: December 8, 2014	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary